Exhibit 10.1
PERSONAL AND CONFIDENTIAL

To: Jorge INSUASTY                        Neuchâtel, March 25, 2022

Dear Jorge,

We are pleased to confirm that as of April 1, 2022, your grade will be increased to 23 and your comparatio will be 101%. Your base salary will remain unchanged.

Your position title will be changed to President Vectura Fertin Pharma and Chief Life Sciences Officer.

Incentive Compensation Award Program

As a grade 23 employee, you will continue to be eligible to participate in the Incentive Compensation (“IC”) Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2017 Performance Incentive Plan (or any similar plan adopted from time to time). Each eligible employee has an annual IC award target that assumes a PMI company performance rating of 100 and a target individual performance level.

As a grade 23 employee, for 2022 your target is 95% of your annual base salary. Targets are reviewed annually and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 1.

Stock Award Program

As a grade 23 employee, you will continue to be eligible to participate in the Stock Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2017 Performance Incentive Plan (or any similar plan adopted from time to time). Each eligible employee has an annual stock award target that assumes a target individual performance level.

As a grade 23 employee, for 2022 your target is 140% of your annual base salary. Targets are reviewed annually and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 2.

The Incentive Compensation and Stock Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award. Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets mentioned above. Targets may be amended at the discretion of the Company at any time without prior notice.

All other conditions relating to your employment with Philip Morris Products S.A. remain as stated in your employment contract and in any subsequent amendments.

We would like to take this opportunity to wish you continued success and satisfaction.

Yours sincerely,

PHILIP MORRIS PRODUCTS S.A.

/s/ CONSTANTIN ROMANOV Constantin Romanov Global Head of Total Rewards	/s/ RALF ZYSK Ralf Zysk Global Head of People Sustainability, Employee Relations

Philip Morris Products S.A., Quai Jeanrenaud 3, 2000 Neuchâtel, Switzerland
T:+41 (58) 242 11 11, F: +41 (58) 242 81 11